EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos: 333-206115 and 333-182832 on Form S-3, and in Registration Statement Nos: 333-164614, 333-167770, 333-190220, and 333-211737 on Form S-8 of our reports dated February 24, 2017, relating to the consolidated financial statements and financial statement schedule of TrueBlue, Inc. and subsidiaries, and the effectiveness of TrueBlue, Inc’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of TrueBlue, Inc. for the year ended January 1, 2017.
/s/ Deloitte & Touche LLP
Seattle, Washington
February 24, 2017